EXHIBIT 99



 Compaq Computer Corporation      P.O. Box 692000
 Public Relations Department      Houston, Texas  77269-2000
                                  Tel 713-514-0484
                                  Fax 713-514-4583
                                  http://www.compaq.com


 News Release


 [LOGO OF COMPAQ COMPUTER CORPORATION APPEARS HERE]
 [LOGO OF DIGITAL EQUIPMENT CORPORATION APPEARS HERE]

 FOR IMMEDIATE RELEASE


              FEDERAL TRADE COMMISSION CLEARS COMPAQ'S PENDING
                           ACQUISITION OF DIGITAL

 HOUSTON, June 3, 1998 -- Compaq Computer Corporation (NYSE: CPQ) and Digital Equipment Corporation (NYSE: DEC) today announced that the Federal Trade Commission has closed its review of Compaq's pending acquisition of Digital and that the waiting period under the Hart-Scott-Rodino Act has been terminated.

      The transaction is subject to approval by holders of two-thirds of Digital's common stock. A special meeting of shareholders will be held at 11 a.m. on June 11, 1998, at the Westford Regency Inn in Westford, Massachusetts. Shareholders of record as of May 4, 1998, are entitled to vote at the special meeting.

      Subject to receipt of shareholder approval and satisfaction of other customary conditions, Compaq and Digital currently expect the transaction to close shortly after the special meeting.

 COMPANY BACKGROUNDS

      Compaq Computer Corporation, a Fortune 100 company, is the fifth largest computer company in the world and the largest global supplier of personal computers, delivering useful innovation through products that connect people with people and people with information. The company is an industry leader in environmentally friendly programs and business practices. Compaq is strategically organized to meet the current and future needs of its customers, offering Internet and enterprise computing solutions, networking products, commercial PC products and consumer PCs.
 As the leader in distributed enterprise solutions, Compaq has shipped over a million servers. In 1997, the company reported worldwide sales of $24.6 billion. Compaq products are sold and supported in more than 100 countries through a network of authorized Compaq marketing partners. Customer support and information about Compaq and its products can be found at http://www.compaq.com or by calling 1-800-OK-COMPAQ. Product information and reseller locations can be obtained by calling 1-800-345-1518.

      Digital Equipment Corporation, recognized for product and service excellence, is a leading supplier of high-performance, Web-based computing solutions, which help enterprises compete in the global marketplace. Digital gives its customers a winning Internet advantage through a comprehensive portfolio of Internet solutions based on award-winning systems, advanced networking infrastructure, innovative software, and industry applications - including those from its business partners. The expertise and experience of Digital employees help customers plan, design, implement, manage and support Internet solutions in countries throughout the world. For the latest company information, visit Digital on the World Wide Web at http://www.digital.com and/or http://www.newsdesk.com.

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 Compaq, Registered U.S. Patent and Trademark Office.  Product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

 Digital is a registered trademark of Digital Equipment Corporation.

 For further editorial information, contact:

 Compaq Computer Corporation     Jim Finlaw 281-514-6137
                                 jim.finlaw@compaq.com

 Miller/Shandwick Technologies   Mark Ostermann 281-514-5893
                                 mark.ostermann@compaq.com

 Digital Equipment Corporation   Dan Kaferle 978-493-2195
                                 dan.kaferle@digital.com

 For investor information, contact:

 Compaq Investor Relations       281-514-9549 or 800-433-2391
 Digital Investor Relations      978-493-7182